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                                                                    EXHIBIT 99.1

May 6, 2003

TECUMSEH PRODUCTS COMPANY
(NASDAQ:  TECUA and TECUB)

            TECUMSEH PRODUCTS COMPANY NOTIFIES UNION OF PLANT CLOSING

Tecumseh, Michigan, May 6, 2003 . . . . Tecumseh Products Company today notified the International Union of United Automobile, Aerospace, and Agricultural Implement Workers of America, Local No. 459 of its intent to close its Sheboygan Falls Diecasting Facility on or before September 30, 2003. The final terms of the shut-down are subject to negotiating the effects of the closing with the Union. In addition to improving the Engine & Power Train Group's cost structure by consolidating its North American engine production facilities, the closure of the Sheboygan Falls plant will facilitate the environmental cleanup recently negotiated with the U.S. EPA. As disclosed in the Company's 8-K, dated April 9, 2003, the Company has entered into a Liability Transfer and Assumption Agreement with Pollution Risk Services, LLC for the fulfillment of substantially all of the Company's obligations with respect to the Sheboygan Falls Superfund Site.

Approximately 250 employees will be affected by the shutdown. Until the terms of the shut-down have been negotiated with the Union, the Company cannot fully estimate the total cost of this action. However, asset impairments will be approximately $4 million. Restructuring charges covering this action will be recognized in the second and possibly third quarters of 2003.

Tecumseh Products Company is a full-line independent global manufacturer of hermetic compressors for residential and commercial refrigerators, freezers, water coolers, dehumidifiers, window air conditioning units and residential and commercial central system air conditioners and heat pumps; gasoline engines and power train for lawn mowers, lawn and garden tractors, garden tillers, string trimmers, snow throwers, industrial and agricultural applications and recreational vehicles; electric motors and components, including AC and DC motors, blowers, gear motors and linear actuators for a wide variety of industrial and consumer applications across a broad range of industries; and centrifugal pumps, sump pumps and small submersible pumps for industrial, commercial, marine and agricultural applications.

This discussion contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to the safe harbor provisions created by that Act. Forward-looking statements can be identified by the use of terms such as "expects," "should," "may," "believes," "anticipates," "will," and other future tense and forward-looking terminology. Readers are cautioned that actual results may differ materially from those projected as a result of certain risks and uncertainties. For a description of these risks and uncertainties, refer to "Cautionary Statements Relating to Forward Looking Statements" in the Management's Discussion and Analysis section of Tecumseh Products Company's Annual Report to Shareholder and Form 10-K for the year ended December 31, 2002.

Contact:          Pat Walsh
                  Director of Investor Relations
                  Tecumseh Products Company
                  (517) 423-8455